EXHIBIT 1

March 20, 2018
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse Securities (USA) LLC

, as Representatives of the several Initial Purchasers

c/o          Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, New York 10036

c/o          Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, New York 10010

Re:  Proposed Offering by Herbalife Ltd.

Dear Sirs:
This Lock-Up Agreement is being delivered to you in connection with the proposed Purchase Agreement (the "Purchase Agreement"), among Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (the "Company"), and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Credit Suisse Securities (USA) LLC ("Credit Suisse"), providing for the offering (the "Offering") of approximately $350,000,000 aggregate principal amount of the Company's Convertible Senior Notes due 2024 (the "Securities"). In recognition of the benefit of the Offering will confer upon the undersigned as a shareholder and in order to induce the initial purchasers to enter into the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each initial purchaser to be named in the Purchase Agreement that, during the period beginning on the date hereof and ending on the date that is 60 days from the date of the Purchase Agreement (the "Lock-up Period"), the undersigned will not, without the prior written consent of each of Merrill Lynch and Credit Suisse, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of the Company's common shares, par value $0.001 per share (the "Common Shares") beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or any securities convertible into or exchangeable or exercisable for Common Shares, whether now owned or hereafter acquired by the undersigned (collectively, the "Lock-Up Securities"), or exercise any right with respect to the registration of any of the Lock-up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Shares or other securities, in cash or otherwise.
Notwithstanding the foregoing, (a) the undersigned may transfer Lock-Up Securities without the prior written consent of Merrill Lynch or Credit Suisse (i) pursuant to sales under any Rule 10b5-1 trading plan in existence as of the date of the Purchase Agreement and (ii) pursuant to a bona fide tender offer by the Company made to all holders of Common Shares, provided that in the case of clause (a)(ii), in event that the tender offer is not completed, the Lock-Up Securities owned by the undersigned shall remain subject to the restrictions contained herein during the Lock-Up Period, (b) the provisions of this Agreement shall not apply in any way to any actions required to be taken by the undersigned solely in connection with the effectiveness of the two-for-one stock split of the Common Shares to be voted upon by holders of Common Shares at the Company's  2018 Annual General Meeting of Shareholders, and (c) subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of Merrill Lynch or Credit Suisse, provided that (1) Merrill Lynch and Credit Suisse receive a signed lock-up agreement for the balance of the lockup period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Exchange Act, and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers:
(i)	as a bona fide gift or gifts; or
(ii)
to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

(iii)	as a distribution to limited partners, members or stockholders of the undersigned; or
(iv)	to the undersigned's affiliates or to any investment fund or other entity controlled or managed by the undersigned.
Furthermore, the undersigned may sell shares of Common Shares purchased by the undersigned on the open market following the Offering if and only if (i) such sales are not required to be reported in any public report or filing with the Securities Exchange Commission, or otherwise and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales.
For the avoidance of doubt, the initial purchasers agree and acknowledge that this Lock-Up Agreement applies only to the Lock-Up Securities beneficially owned, whether now owned or hereafter acquired, by the undersigned and not to any securities beneficially owned by his or her employer or any affiliate thereof (except to the extent such securities are beneficially owned by the undersigned).
If (i) the Company notifies you in writing that it does not intend to proceed with the Offering, (ii) for any reason the Purchase Agreement shall be terminated, (iii) the date of closing of the purchase of the Initial Securities (as defined in the Purchase Agreement) shall not have occurred on or before April 6, 2018 or (iv) any director, officer or shareholder of the Company who executes a lock-up agreement on or around the date hereof that is substantially similar to this Lock-Up Agreement is released from all or any portion of its obligations under such lock-up agreement prior to the expiration of the lock-up period thereunder, this Lock-Up Agreement shall be automatically terminated and the undersigned shall be released from its obligations hereunder.

Very truly yours,

ICAHN PARTNERS MASTER FUND LP
 ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP
By:  Hopper Investments LLC, general partner
            By:  Barberry Corp.

By:  /s/ Edward E. Mattner
 Name:  Edward E. Mattner
 Title:  Authorized Signatory

ICAHN CAPITAL LP
By: IPH GP LLC, its general partner
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
IPH GP LLC
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprise G.P. Inc., its general partner

By:  /s/ SungHwan Cho
 Name:  SungHwan Cho
 Title:  Chief Financial Officer